June  29,  1998


Board  of  Directors
Indiana  United  Bancorp
201  North  Broadway
Post  Office  Box  87
Greensburg,  Indiana    47240

Ladies  and  Gentlemen:

     We have acted as counsel to Indiana United Bancorp, an Indiana corporation (the Company ), in connection with the filing of a Registration Statement on Form S-8 (the Registration Statement ), with the Securities and Exchange Commission (the Commission ) for the purposes of registering under the Securities Act of 1933, as amended (the Securities Act ), 100,000 of the Company's authorized but unissued common shares (the Shares ) issuable under
the  Indiana  United  Bancorp  Retirement  Plan  (the    Plan  ).

     In connection therewith, we have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including:

     1. Resolutions of the Board of Directors of Indiana United Bancorp for its meeting held on April 28, 1998, authorizing the Plan and reserving
shares  for  issuance  under  the  Plan  (the    Resolutions  );

     2.          The  Form  S-8  Registration  Statement;

     3.          The  Plan;  and

     4. Copies of the Articles of Incorporation of the Company and all amendments thereto.

We have also relied, without investigation as to the accuracy thereof, on oral and written communications from public officials and officers of the Company.


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     For  purposes of this opinion, we have assumed (i) the genuineness of all signatures of all parties other than the Company; (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies;
(iii) that the Resolutions will not be amended, altered or superseded prior to the issuance of the Shares; and (iv) that no changes will occur in the applicable law or the pertinent facts prior to the issuance of the Shares.

     Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares are validly authorized and, when (a) the pertinent provisions of the Securities Act and all relevant state securities laws have been complied with and (b) the Shares have been delivered against payment therefor as contemplated by the Plan, the Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission relating thereto.

Very  truly  yours,

    /s/ ICE  MILLER  DONADIO  &  RYAN